EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST, INC.
2012 4th Quarter Earnings Conference Call
Questions & Answers Transcript
February 28, 2013, 10:00 a.m. Central Time

Participant 1:
Hey, guys. It's Austin Wurschmidt here with Jordan Sadler. Appreciate the color that you provided on Washington, D.C. during the quarter. And it looks like that market's kind of continued to remain challenging, in particular due to the loss of group you had during the quarter. I know that that was a bit of a benefit in 3Q, and obviously 1Q should benefit-- of this year, should benefit from the inauguration. But as you look out, are you seeing any pickup in group demand across the D.C. market?

Monty Bennett:
You know, D.C. is a market that's got a-- is a little harder to put your finger on, because of what's happening with the sequestration and the like. It's just hard to know what's going to happen there, or how much that might affect it.

But, absent of that, the D.C. market continues to have group pickup. It continues to hang in there. So, it's not like there's, you know, wild swings going on. But, you know, we see it modestly positive, with the caveat that the sequester might impact us in ways we're not fully aware of yet.

Participant 1:	Okay. That's helpful. Thank you. And then in terms of Seattle, anything there going on in group that's particularly notable?

Monty Bennett:	No. Just strong markets, and it᾽s doing well in the recovery.

Participant 1:
Okay, thanks. And then just switching to the investment side, it looks like you guys had some dead deal costs during the quarter. Would you say you're more or less optimistic today on acquisitions versus three to six months ago?

Monty Bennett:
I'd say we're a little more optimistic. Our stock price has run up, and therefore it's helped our cost of capital a little bit. And-- but, as I mentioned in my script, there's just a serious gap between the private market value of hotels and the public market value of hotels, which makes it very challenging for us or any of our peers to be out buying hotels. Because you're buying with capital that's discounted, compared to what you're paying for with it. So, we remain very cautious. And we do think we have a high cost of capital, and so we're being very careful with it. But we're probably a little more optimistic.

Participant 1:	So, given the disconnect that you discussed between private and public market valuations, would you consider selling any hotels today, opportunistically?

Monty Bennett:	Perhaps, if we felt like we were approached and were getting a good price. We've done that from time to time over the past number of years. I think we've sold one or two assets a year over the past number of years. And so, that's always a chance. We're not actively discussing it too much, because that gap can disappear pretty quick if it's-- if the markets cooperate. So, we've got a lot of assets that we're pretty happy with, so I wouldn't say we're actively doing it; but it's not a bad idea if this continued to-- the markets continue to behave this way.

Participant 1:	That's very helpful. Thank you very much.

Participant 2:
Hey, good morning, guys. Just a couple of quick questions for you. I think first of all, you guys have done a remarkable job over the past few months in refinancing your near-term maturities and being able to take a lot of proceeds out. Obviously, you know, as you mentioned, 2013, there's nothing left that's maturing.

In March of next year you've got the big CMBS deal on Highland. I'm imagining there is defeasance associated with refinancing that too early. Can you just walk us through when we think-- when you think you might start to work on that process, and when we think-- when you think you might start to see results there, where you might announce something?

Douglas Kessler:
Thanks, Ryan. This is Doug. Obviously we're mindful of what's taking place in the capital market and its fairly robust period for debt liquidity today. But we're always trying to strike the balance between early financings, which I think we've shown a really good track record of doing, and also trying to maximize the loan proceeds.

The numbers that were reflected in the most recent quarter for Highland obviously reflected some very strong RevPAR growth. And we want to make sure that when we do refinance our Highland portfolio, that we're taking advantage of the maximum opportunity to capitalize on the growth in the portfolio, as well as keeping a careful eye on, you know, any potential changes in the debt capital markets.

We don't see the debt capital markets deteriorating. In fact, we see more liquidity and perhaps even greater opportunities for financing. So, I don't expect us to engage really any time in the near term.

But it's something that's clearly on our list, and it's something that we see as an opportunity within the portfolio. Not only in terms of the refinancing, but also how we refinance and how we potentially take portions of the portfolio and determine which assets we might want to sell out of the portfolio, which ones we have potentially plans for, for longer-term holds, and make sure that we have the-- you know, the long-term flexibility to execute on our capital recycling, which you've seen us do in the past.

Participant 2:	Sure. No, that's helpful. And then with regards to Highland, as you mentioned, this was really strong RevPAR growth this quarter of 8.6%. I guess what we've seen over the course of 2012, particularly in Highland but to some extent in the Legacy portfolio, is a little bit of choppy RevPAR regards growth. And I think Highland this year was up 2.7%, then 6.4%, then 3.4%, then 8.6%. Can you give us any understanding as to what's driving the choppiness in the top line RevPAR growth, and then if we should expect something similar to that next year?

Monty Bennett:
This is Monty. As you know, we don't provide guidance. But as far as historically, those changes are almost all markets changes. It's not like our RevPAR yield index is changing materially from quarter to quarter. So, those changes that you have been seeing, have been changes in the markets. And, you know, the reasons for those changes are kind of a markets-by-markets story. So, you know, maybe offline we can kind of go through what's going on in individual markets. But it's related to the markets more so than it is the assets.

Participant 2:	So, your RevPAR penetration then didn't really gain or lose share in any one individual quarter over the course of the year for the Highland portfolio?

Monty Bennett:
Not materially much. We've-- when we first took over the portfolio we lost a little bit, and now we're about flat and are starting to build on it. But we're talking about very modest amounts. So, no; it hasn't been because of a big run-up in RevPAR yield index.

Participant 2:
Okay. That's helpful. And then just one last quick question I have for you guys, and I think I know the answer, and I apologize if I missed it already. But, you know, have you seen any impact from the sequester yet?

Monty Bennett:	No. No, we haven't seen any impact.

Participant 2:	Great. Thanks a lot.

Monty Bennett:	Thank you.

Participant 3:
Hey, good morning. Question for you on the Highland margins. How much more efficiency improvements do you think you have to go here? You know, it looks like your margins are, for the Highland versus the Legacy portfolio, about 400 basis points away. I mean, is that a fair target, to think down the road that you'll be at equal-- roughly equal margins for those portfolios?

Monty Bennett:
Probably not. We've got more select service in the Legacy pool that has, you know, more select service-- it's run at higher margins, as you know. We do think there's a little bit of marginal margins, if you will, to squeeze out of Highlands. But we're getting towards the end of it on the Highlands portfolio.

Participant 3:	Okay. Very good. That is all. Thank you.

Participant 4:
Hey, good morning, guys. Appreciate your comments so far. I just wanted to dig in a little bit more, as you guys continue to build this cash balance, how you're thinking about potential uses. Is it, you know, more offensive or defensive in nature? And I know you made some comments about how you view your cost of capital; but clearly there's also a cost that-- retaining a large cash balance that's effectively earning zero. So, just wondering if you can make some comments on that.

Monty Bennett:
Sure. The cash balance is a drag, and it is expensive to carry when you have a high cost of capital. At the same time, we live in an uncertain world, and we think that having that cash balance does a few things for us.

First of all, it's an offset for our debt levels that are above most of our peers. We think our debt levels are fine, but in the public arena most of our peers have lower debt levels. Not only does the cash offset that from a net debt perspective; but much, much more so, does it offset it from an optionality standpoint. Because if tough times ever come, being able to have some cash to pay down a loan, extend a loan-- it's very, very valuable. And we think that that is generally under-appreciated by the markets. Because you'd much, much rather have a-- some cash in the bank than not, regardless of your debt levels.

Also, it's both from a, you know, defensive and offensive perspective. The world is uncertain. We want to have that cash just in case something goes awry somewhere. Obviously, Europe has problems. There's been-- talking about Japan and what might happen to them and their elevated debt levels. Even our debt levels in this country have not come under proper control.

But also, opportunistically, if there is a drop, we want to be able to buy assets at discounted prices and/or buy our stock at discounted prices. That was a great, great win for our shareholders this past downturn. And so, while the current cost on it is mildly dilutive from carrying the cash, the long-term benefits are highly accretive.

And I think that that's why-- one of the reasons why our long-term returns are so far superior to our peers, in that we take a longer-term perspective. And so, sometimes that means you have to take a short-term hickey a little bit; but long-term, we think it makes a lot of sense, and it's very wise to do what we're doing.

Participant 4:
Okay. So, just to kind of repeat what you said, I guess is, the acquisition underwriting won't change; that's based more on, you know, kind of where the public market suggests your cost of capital is. And then the cash balance is really for defensive, or if there is a material disruption that you feel like you can take advantage of with it, that's when you would maybe look to use that?

Monty Bennett:
I think that accurately reflects it. And maybe I'd better understand where you're headed for in that-- in your first part of your comments, in that we don't see our underwriting materially changing because of this build-up in cash, and feel like we've got to go run out and do something with it.

We still think our cost of capital is elevated. It's probably a little less elevated than it was, you know, a few months ago. But we aren't desirous of running out and spending it on something unless we think it's a great opportunity.

Participant 4:
Okay. No, that's helpful. I appreciate that. And then let me ask just one more, and I mean this with the sincerest respect for Archie and everything that he has accomplished, obviously-- I guess I'm curious, you know, given-- I guess, given his role and the fact that he's still a major shareholder, can you give us a little more kind of color into what his involvement will be from sort of the strategic side, beyond his capacity as just a large shareholder?

Monty Bennett:
Well, we hope as much as possible. He, you know, is getting a little older, although he's still, you know, very quick and very bright. And he spends-- is spending more of his time overseas. He's got a home in Scotland.

And so, we hope to continue to have his insights. He's a very smart, strategic thinker and has been very valuable to us over time. So, as much of that as we can get. And he's usually pretty willing to comment on and to offer advice and suggestions. So, we hope to continue to have that expertise going forward.

Participant 4:	Okay, great. Thank you guys.

Participant 5:
Hi, Monty. A couple on acquisition and dispositions. Just to stick with Europe, which you sort of backhandedly alluded to with Scotland. At the Investor Meeting you were talking about looking at European hotels for acquisition. We're hearing that there are a lot of liquidity-starved owners in Europe, including some inadvertent owners. How-- what do you think of that market today, and are you still looking? Are you still interested in opportunities in Europe?

Monty Bennett:
We are looking; we are interested; but we're being careful. You know, how you make money in the hotel business generally is buying at the right time. That's what you've got to do. And sometimes that's when the skies are darkest, is when you've got to jump out there.

Each country over there has got a different story, and you've got to understand what's going on in each country and be comfortable that you're through most of the storm before you jump. But we want to be ready and we want to be prepared. So, there's been a few deals that have traded over there. We clearly have not seen the opportunity for us yet. But we want to stay close to that market-- are staying close to that market-- have lots of contacts over there, and continue to build contacts. We've been doing it for over a year now, maybe a year and a half, so that when the time is right, we'll jump.

We think that for some countries the growth prospects are a little bit stronger. Generally, the UK and Germany are stronger markets. Generally, the major cities-- the international gateway cities-- are stronger. But we are just very cautious, because as one of our investors quoted to me, early is also wrong.

So, we just want to be smart and we want to be careful. But we are interested and we think there's some great opportunities there. We just want to make sure that when we do go over there, if we go over there, it's done at the right time. And hopefully all our investors see that we are very patient. You know, we've been talking about it for a year and a half and still haven't pulled the trigger, because we just don't think the time has been right. And we'll let you know when we think it is.

Participant 5:
Great. Thanks. On the disposition side, you've talked about some of the select service assets being potential candidates for sale. As you approach the maturity of the Wachovia pools that those are in, what are your thoughts on dispositions, and is there anything that you plan to do ahead of those loan maturities in terms of renovation or repositioning that might aid in their sale?

Monty Bennett:
I'll comment on this, and Doug, you might want to comment on it as well, is that for those of-- those other folks on the call that doesn't know what David's referring to, is that we have a few fixed-rate loans on a number of select service assets that are coming due in 2016, and mostly in 2017. And as we get closer to those, the flexibility of what we can do with those increases.

The defeasance penalties on those are pretty substantial right now. So, it's tough to do too much. We looked at selling the entire pool-- selling the assets with the debt. But the dollars we'd receive above the debt amounts was just not material, so it just wasn't worth the effort.

So, you know, as we come up, we've got that question to answer for ourselves. Do we want to sell them? Do we want to take advantage of low interest rates and pay some defeasance to refinance them early?

At the very least, we would refinance them in ways that are probably a little bit smarter. We've got some debt pools where we've got, like, one full service assets and three select service assets, when we'd probably put the select service assets together, the full service assets together, so that if we do sell them we can sell them in those pools. But we just haven't made a determination yet about what we're going to do with those, because it is a few years out.

Douglas Kessler:
David, the only thing I'd add to that is, obviously, if you've looked at, for example, the Apple retrade that Blackstone did, and you look at the benchmark pricing for that, it's a bit of an eye-opener when you take those valuations, and then think about our overall portfolio and draw the comparison as to where we're trading relative to that, given the much higher quality of our asset base. And so, you know, we've seen some increased demand, clearly, in the market for select service portfolios.

But as Monty said, the transaction today really isn't that much of a game-changer for us, and yet the assets continue to perform well. We anticipate stronger cash flows out of those assets. And presumably, given where cap rates are, we don't see really any sort of cap rate movement in that segment either, particularly with the low risk-free rate as-- where it is. So, I think our view is that now would not be the right time to maximize value for the shareholders. But we do see the heightened interest for that type of product in the transaction market today.

Participant 5:
Great. That's very helpful. One more, if I can, Monty, on dividend policy. I understand you won't-- the Board won't be looking at that until later in the year. But given the decrease in your payout relative to AFFO, are you-- are-- can you give us an idea about what the Board's attitude is towards that? Are you trying to drive that down closer to the minimum requirement? Do you-- how do you view AFFO payout when you think about dividend levels?

Monty Bennett:
As regards dividends, the amount of required payouts, because of the tax code, is not a driver. We've got plenty of room there. And so, that really doesn't go into our decision-making. We paid out $0.11 a quarter last year. In December of this year we gave guidance that we'd like to pay $0.12 a quarter this coming year, and that's-- each quarter would make that decision.

You know our history, though, is that we usually pretty-- stick with that. And, you know, I doubt, again, since it's our guidance, that there'd be too much of a change or consideration of that policy until December of this coming year, as far as what the future holds.

So, you know, compared to in the past, we do have more cash flow out, in that we do have amortizing loans that, you know, don't show up in balance sheets, and that's cash out the door and, you know, CapEx above and beyond the FF&E reserves continues to be a cash draw. So, we'd look at cash flow probably as much as AFFO. And that goes into our thinking. But we think we're about right now.

Participant 5:	Okay. Great. Thank you.

Participant 6:
Thank you and good morning. Couple questions. One, in your press release you always give the seasonality trailing. And I'm wondering, should that still-- should that apply to the future as well, roughly the same rates?

David Kimichik:
Will, this is Kimo. I think generally it's pretty accurate. It changes a little bit from year to year but, you know, the-- generally, the second quarter's our best quarter, and the third quarter is our worst quarter. And that holds true.

Monty Bennett:	I mean, what's happened in the past is probably the best guide to use going forth. And that's why we provide it.

Participant 6:
Right. Thank you. Okay. And for you, Monty, I think a big-picture question. Sort of beating a dead horse; but, looking at your successful track record of buying back stock when things aren't good, and arguably things are a heck of a lot better now than when you bought back stock, but this disconnect that you point out seems to point toward, why not selling some assets, generate some cash, and buy back a lot of stock? Or sell the whole company, if there really is a big disconnect. And that's very short-term focused, I realize, and maybe that's your response. But I'll let you address it. Thanks.

Monty Bennett:
I think you answered that, is that the challenge with that, as you know, is that-- is to gear up to settlements with properties. First of all, we have a little bit of friction, a little difficulty, because of, you know, what debt is on which properties and, you know, how easy it is to pay that debt off, and penalties associated with that. So, that ties our hands a little bit. But also, just generally, you can get way geared up and go to market some assets; and, you know, in the meantime, either the private market changes or the public market changes, so that that disconnect's not there very much any more.

And so, you know, in the past when we tried to pursue such policies, we find 101 things changed between, say, now and, say, six months from now, when you'd actually get a private market transaction done.

But we also have faith in the markets. We see just an incredible amount of liquidity that the Fed is pumping into the economy-- something like $85 billion a month. And that money has gone into very low-yielding investments at first, and not far out on the risk curve. Hotels in general are viewed as farther out on the risk curve. And so, I think that money that's coming into the economy is starting to move out the risk curve. And our platform, specifically within the hotel industry, is viewed as riskier because of our higher leverage of-- higher level of non-recourse leverage.

And so, I think that it's just a matter of time before capital that is tired of getting 0% in T-bills, tired of getting very low returns in some other sectors, continues to move out the curve, and will really have a tremendous impact on the entire lodging sector, including ourselves. So, I think that if we're just patient, it'll all come to pass.

Participant 6:	Okay. Thank you very much.

Participant 7:
Great. Thanks. Most of my questions have been answered. Just one on Highland. And you have talked a little bit about margins, and kind of where you are in terms of having room to go. I guess, do you have any comments on RevPAR, I guess for the year? I know quarter to quarter there was choppiness, and you addressed that already. But for the year it's kind of largely in line with Legacy RevPAR growth. And I think initially when you-- I look at transaction, there's this idea that the Highland RevPAR would outperform over time. And I guess I'm just wondering whether you still see that in 2013, or whether it will be more just sort of largely in line with Legacy?

Monty Bennett:	Your question is about the future Highland RevPAR performance compared to Legacy, and, you know-- is that right?

Participant 7:	Yes. Yes.

Monty Bennett:
You know, I've got to say that our expectations are that it would, except that a lot of it is driven by-- you know, there's two things that are driving it. Right? There's the individual markets; then there's the assets within the markets. The assets themselves, we have repositioned, we've put CapEx, we've got more CapEx going in; so, over time, we anticipate the Highland assets to outperform their markets much more so than the Legacy assets.

That being said, the markets themselves can be a little choppy, and this past year the difference in Highland and Legacy has been almost all market-driven. And that's just harder to predict and harder to know exactly what's going to happen, you know, longer-term.

So, everything being equal, yes, we would expect Highland to outperform. The real variable is going to be on how Highland's markets perform compared to Legacy's markets.

Participant 7:	Okay. Great. Thank you.

Participant 8:
Good morning, guys. David got my question on the European acquisition opportunities. But really, on the back of the HPT news yesterday on their $375 million deal with NH Hoteles, they specifically also are doing some stuff down in Latin America. Have you guys, or would you guys, consider any investments in Latin America?

Monty Bennett:
You know, we've talked about that a lot internally, and that's probably an area that we would steer clear from. Mexico, maybe; Canada; but Latin America, for a few reasons are just not that attractive to us right now. Argentina has got their financial problems. Brazil, there's always so many hotel rooms that go in, in and around the Olympics which is planned down there. So, Latin America is something that we're-- we've spent-- spending some time looking at. We're looking a little bit in Asia.

But we're just biding our times here. Like I said, sometimes when we talk about things like that, some investors will get a little concerned that we'll-- we jump out there. But we've been talking about this a year and a half.

So, hopefully investors know, the truth is that we are just very careful and very planful, and we want to jump out there and get some-- buy some hotels when the timing is right. And we haven't jumped yet. And it may never be; and that's fine with us. We just wanted to telegraph to our investors that may be something that we'll do at some point in the future.

Participant 8:
And then, kind of taking that to a different level, you know, relative to the NH Hoteles deal, are you seeing any opportunities out there with respect to teaming up with somebody who may be trying to grow, has capital needs of their own, or anything in the mezz debt area that catches your eye that could result in something similar to what happened with Highland?

Monty Bennett:
Not as much on the mezz debt side, although I'm sure those opportunities are out there. But we've definitely seen a number of opportunities like what HPT did with NH Hoteles, where you've got these kind of owner-operators, especially in Europe, that need capital, they've got issues, and a capital infusion would help them go a long way. We've seen a number of those. We've talked to a number of providers or companies overseas, but just haven't felt like the opportunity was right, yet, on something like that. So, we see them there; just haven't felt like they were right for us.

Participant 8:	Okay. Thanks a lot.

Monty Bennett:	Sure.

Participant 9:
Yes, thank you. Monty, just, you know, on the Highland portfolio in the fourth quarter, would you give some sense of which particular markets led to the strong performance in RevPAR growth there in the Highland portfolio?

Jeremy Welter:	Yes. This is Jeremy Welter.

Participant 9:        Hi, Jeremy.

Jeremy Welter:	New York/New Jersey, and particularly the Northeast aside from the Mid-Atlantic states, had great growth because of Hurricane Sandy. And then Atlanta was very strong as well.

Participant 9:	Got it. And did you see some easier comparisons by any chance, given that in the fourth quarter of 2011 you had, like, eight of those hotels under renovations?

Jeremy Welter:	No. Not-- we start some hotels that are renovation in the fourth quarter for Highland as well, for 2012.

Participant 9:
Okay. And just a question on the Legacy portfolio. You know, if you look at the number of renovations planned for 2013, it looks like that number is down by almost 28%. You know, I counted 29 hotels, I think, you'll renovate this year, versus 40 last year. All things being equal, you know, should one expect some easier comparisons and maybe RevPAR to be a little bit better?

Jeremy Welter:	Yes. Probably on a portfolio basis, a little bit better.

Participant 9:	Thank you.
END